SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549f

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): October 4, 2002

Alliance Pharmaceutical Corp.
(Exact Name of Registrant as Specified in Charter)

New York (State or other jurisdiction of incorporation)	0-12950 (Commission File Number)	14-1644018 (IRS Employer ID Number)

6175 Lusk Boulevard San Diego, California (Address of principal executive offices)	92121 (Zip Code)

Registrant's telephone number, including area code: (858) 410-5200

N/A
(Former name or former address, if changed since last report)

Item 5. Other Events.

          On October 4, 2002, Alliance Pharmaceutical Corp. (“Alliance” or the "Company") issued an 8% Convertible Secured Promissory Note (the “Note”) in the principal amount of $551,625 to an institutional investor. The Note matures in two years from their date of issuance and is convertible into shares of Alliance’s common stock at $0.35 per share. Alliance’s obligations under the Note are secured by certain of its assets, including all of its assets relating to and its rights and interests in Imagent® and Oxygent™.

           In connection with the issuance of the Note, Alliance obtained the consent and waiver of anti-dilution rights from a majority of the investors in the Company's October 2001 private placement. It also obtained a similar consent and waiver from the holders of its 5% Convertible Debentures Due 2004 (the "2004 Debentures"0 issued in 2000. These consents and waivers apply to any future issuance of notes by the Company on the same terms as the Note up to an aggregate of $3 million. Alliance has agreed to reduce the exercise price on the warrants issued to the investors in the October 2001 private placement form $3.38 to $0.35 per share. Alliance also agreed to issue warrants (the “Warrants”) exercisable for an aggregate of 2,000,000 shares of its common stock, at an exercise price of $0.50 per share, to holders of its 2004 Debentures and granted them a junior lien in the assets securing the Note.

          The Note and the Warrants provide for adjustment to the conversion and the exercise prices in the event of a subsequent offering at a lower per share price, as well as other standard anti-dilution provisions, including in the case of stock splits, stock dividends, and other similar events.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(a) Financial Statements

           None.

(b) Pro Forma Financial Statements

           None.

(c) Exhibits

Exhibit No.	Exhibit

99.1 99.2 99.3 99.4 99.5 99.6 99.7 99.8 99.9 99.10	Form of Purchase Agreement.

Form of Promissory Note.

Form of Imagent Security Agreement.

Form of Imagent and Oxygent Trademark Security Agreement.

Form of General Collateral Security Agreement.

Form of Warrant.

Form of Imagent Collateral Security Agreement

Form of General Collateral Security Agreement

Imagent and Oxygent patent and Trademark Security Agreement

Press release.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALLIANCE PHARMACEUTICAL CORP. By: / Theodore D. Roth President and Chief Operating Officer

Dated October 8, 2002